Healthcare Services Group Announces Chief Compliance Officer Appointment,
Director Retirement; Provides Update on First Quarter Results; and
Upcoming Conference Participation

Bensalem, PA — April 3, 2013 — Healthcare Services Group, Inc. (NASDAQ:HCSG) today announced the appointment of Jason J. Bundick, Esq., as Chief Compliance Officer. He will continue to serve in his role as the Company's Corporate Counsel. Mr. Bundick will succeed Richard W. Hudson, MS, CPA, who is retiring after having served as Chief Compliance Officer since 2007. The Company also announced the retirement of Joseph F. McCartney from its Board of Directors. Mr. McCartney will continue to serve as Director until the annual meeting of shareholders on May 28, 2013.

The American Taxpayer Relief Act of 2012 (the "Act") signed into law on January 2, 2013, included provisions that addressed the expiration of certain business tax extenders. Specifically, the Act reinstated the Work Opportunity Tax Credit (“WOTC”) program from January 1, 2012 through December 31, 2013. The Company expects the retroactive reinstatement of the WOTC to favorably impact the first quarter ended March 31, 2013 by approximately $0.02 to $0.03 per diluted common share. The WOTC program should continue to favorably impact the Company's income tax expense for the year ended December 31, 2013. Additionally, the Company has modified its relationship with two corporate clients due to policy and financial considerations. Although the Company expects the modifications to result in mid-single digit revenue growth for the first quarter ended March 31, 2013, the changes should have no impact on net income or earnings per diluted common share.

The Company intends to release financial results for the first quarter ended March 31, 2013 and file its Proxy Statement for the annual meeting of shareholders during the weeks of April 8th and April 15th, respectively. The Company also announced that it will present at the UBS Global Healthcare Conference to be held May 20th - May 22nd at the Sheraton New York Hotel in New York City. Additionally, the Company will participate in the Benchmark Company One-on-One Investor Conference on May 30th at The Pfister Hotel in Milwaukee, WI.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; from having several significant clients who each individually contributed at least 3% with one as high as 7% to our total consolidated revenues in the twelve month period ended December 31, 2012; our claims experience related to workers' compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012 in Part I thereof under ''Government Regulation of Clients,” ''Competition'' and ''Service Agreements/Collections,” and under Item IA “Risk Factors”. Many of our clients' revenues are highly contingent on Medicare and Medicaid reimbursement funding rates, which Congress and related agencies have affected through the enactment of a number of major laws and regulations during the past decade, including the March 2010 enactment of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010. On July 29, 2011, the United States Center for Medicare Services issued final rulings which, among other things, reduced Medicare payments to nursing centers by 11.1% and changed the reimbursement for the provision of group rehabilitation therapy services to Medicare beneficiaries. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which also addressed the provisions of the Budget Control Act of 2011. Under these provisions, the Act reduced federal spending, which began in March 2013. This initiative acts as a means to reduce the national deficit by $1.2 trillion split evenly between domestic and defense spending. Currently, the U.S. Congress is considering further changes or revising legislation relating to health care in the United States which, among other initiatives, may impose cost containment measures impacting our clients. These laws and proposed laws and forthcoming regulations have significantly altered, or threaten to significantly alter, overall government reimbursement funding rates and mechanisms. The overall effect of these laws and trends in the long-term care industry has affected and could adversely affect the liquidity of our clients, resulting in their inability to make payments to us on agreed-upon payment terms. These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Daniel P. McCartney	Theodore Wahl
Chairman and Chief Executive Officer	President and Chief Operating Officer
215-639-4274	215-639-4274

2